UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

September 8, 2014

Date of Report (Date of earliest event reported)

QNB Corp.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-17706	23-2318082
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

15 North Third Street, Quakertown, PA	18951-9005
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (215) 538-5600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)     Effective September 8, 2014, QNB Corp. (the “Company”) and QNB Bank (the “Bank”), appointed Janice McCracken Erkes as Chief Financial Officer of the Company and the Bank. Ms. McCracken Erkes, age 49, previously served as Chief Financial Officer of Noah Bank since May 2014 and Chief Accounting Officer of Noah Bank from December 2010 to April 2014. Prior thereto, Ms. McCracken Erkes served as EVP and CFO, Bank of National Penn Bank from February 2010 through September 2010.

(e)     In connection with the appointment of Ms. McCracken Erkes as Chief Financial Officer of the Company and the Bank, the parties have entered into a change in control agreement, dated September 8, 2014 (the “Agreement”), a copy of which is attached hereto as Exhibit 10.1, which provides certain benefits in the event of termination of employment without cause following a change in control of the Company or the Bank.

 Under the Agreement, if Ms. McCracken Erkes’ employment is terminated by the Company or the Bank (other than for cause as defined in the Agreement) within three years from the anniversary date of a “Change in Control,” then she will entitled to receive in lieu of any other severance benefits to which she may be entitled, a lump-sum payment in an amount equal to one times the average annual aggregate compensation paid to her during the five calendar years preceding the calendar year in which the termination of employment occurs.  Under the Agreement, the term “Change in Control” is defined to mean any of the following: (i) a merger, consolidation, or division involving the Company or the Bank, a disposition of substantially all of the assets of the Company or the Bank, or a purchase by the Company or the Bank of substantially all of the assets of another entity, unless, in any such case, the transaction is approved in advance by 70% or more of the members of the board of directors of the Company or the Bank who are not interested in the transaction, and a majority of the members of the board of directors of the legal entity resulting from or existing after the transaction (and of the board of directors of such entity’s parent corporation, if any) are former members of the board of directors of the Company or the Bank, (ii) the acquisition by a person or group of beneficial ownership of 25% of more of the voting securities of the Company or the Bank, (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of the Company or the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such two-year period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of such two-year period, or (iv) any other change in control similar in effect to those listed.

 The Agreement further provides that if the lump-sum payment under the Agreement, when added to all other amounts or benefits provided to or on behalf of Ms. McCracken Erkes in connection with her termination of employment, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, such payment will be reduced to the extent necessary to avoid such excise tax imposition.

 The foregoing description is qualified by reference to the Agreement, which is attached as Exhibit 10.1.

Item 9.01  Financial Statements and Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Change in Control Agreement, dated September 8, 2014, between QNB Corp., QNB Bank, and Janice McCracken Erkes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QNB Corp.

Dated: September 8, 2014

	By:	/s/ David W. Freeman
David W. Freeman
President and CEO

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